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                                                               EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in registration statement (No. 333-18235) on Form S-3 and Prospectus Supplement of our report dated February 13, 1997, except for Notes 17 and 18, as to which the date is March 6, 1997 on our audits of the consolidated financial statements and financial statement schedules of CenterPoint Properties Trust (formerly CenterPoint Properties Corporation) and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K. We also consent to our report dated September 30, 1996 on our audit of the combined statements of revenue and certain expenses of the Related Party Properties for the three years in the period ended December 31, 1995 and to our report dated October 15, 1996 on our audits of the individual and combined statements of revenue and certain expenses of The Northlake Property and the Other Acquisition Properties for the year ended December 31, 1995, which are included in the Current Report on Form 8-K/A No. 1 filed November 27, 1996, and to our report dated September 24, 1997 on our audit of the combined statement of revenues and certain expenses of The Bedford Park Properties for the year ended December 31, 1996, and to our report dated October 21, 1997 on our audit of the statement of revenues and certain expenses of the Sears Property for the year ended May 31, 1997, which are included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. We also consent to the reference to our firm under the caption "Experts."





                                      COOPERS & LYBRAND L.L.P.

Chicago, Illinois
November 4, 1997